UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF THE EARLIEST EVENT REPORTED): March 18, 2015

FIBROCELL SCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA 19341
(Address of principal executive offices and zip code)

(484) 713-6000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 18, 2015, Fibrocell Science, Inc. (the “Company”) announced the appointment of Keith A. Goldan as Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of the Company, effective immediately. Kimberly M. Smith, who has served as Interim Chief Financial Officer, Treasurer and Corporate Secretary of the Company since October 2014 has resigned from these positions and will remain at the Company as Controller, a position she has held since January 2014.
Prior to joining the Company, from November 2008 to March 2014, Mr. Goldan, age 44, served as Senior Vice President and Chief Financial Officer of NuPathe Inc., a specialty pharmaceutical company that was acquired by Teva Pharmaceutical Industries Ltd. in 2014. From March 2014 to March 2015, Mr. Goldan performed strategic financial and operational consulting for the pharmaceutical industry. Prior to joining NuPathe Inc., Mr. Goldan served as Chief Financial Officer and a member of the board of directors of PuriCore plc, a medical technology company listed on the London Stock Exchange, from October 2004 to October 2008. Prior to that, Mr. Goldan served as Vice President and Chief Financial Officer of Biosyn, Inc., a specialty pharmaceutical company, and in a variety of roles with ViroPharma Incorporated, Century Capital Associates, a specialty consulting firm, and the Healthcare & Life Sciences Practice of KPMG, LLP. Mr. Goldan earned a B.S. in Finance from the Robert H. Smith School of Business at the University of Maryland and an M.B.A. from The Wharton School at the University of Pennsylvania.
In connection with Mr. Goldan’s appointment, the Company and Mr. Goldan entered into an employment agreement (the “Employment Agreement”). The Employment Agreement provides for an annual base salary of $350,000. Commencing in 2016, Mr. Goldan is eligible to receive an annual performance-based bonus with a target of 40% of Mr. Goldan’s base salary.
Pursuant to the terms of the Employment Agreement, Mr. Goldan will receive an option granted under the Fibrocell Science, Inc. 2009 Equity Incentive Plan to purchase 300,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on March 18, 2015. Subject generally to his continued employment, the option will vest and become exercisable as to 25% of the option on the first anniversary of the date of grant and 6.25% quarterly thereafter.
If Mr. Goldan’s employment is terminated by the Company without cause (as defined in the Employment Agreement) or by Mr. Goldan due to good reason (as defined in the Employment Agreement), he shall receive a lump sum severance payment equal to nine months of Mr. Goldan’s base salary and nine months of the then applicable monthly COBRA premium; provided that if such termination of employment occurs within 60 days before or 18 months after a change in control of the Company (as defined in the Employment Agreement), then the severance payment will be a lump sum equal to (i) Mr. Goldan’s last annual bonus, plus (ii) eighteen months of Mr. Goldan’s base salary, plus (iii) eighteen months of the then applicable monthly COBRA premium. Mr. Goldan is also subject to typical restrictive covenant provisions, including a non-competition and non-solicitation provision, which apply during his employment and for one year after any termination of employment.
The foregoing description of the material terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing Mr. Goldan’s appointment as Senior Vice President and Chief Executive Officer is attached hereto as Exhibit 99.1.
There are no family relationships between Mr. Goldan and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated March 18, 2015, by and between Fibrocell Science, Inc. and Keith A. Goldan
99.1	Press Release dated March 18, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fibrocell Science, Inc.
By:	/s/ David Pernock
David Pernock
Chairman of the Board and Chief Executive Officer
Date: March 18, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated March 18, 2015, by and between Fibrocell Science, Inc. and Keith A. Goldan
99.1	Press Release dated March 18, 2015